SETTLEMENT AGREEMENT AND MUTUAL RELEASES

     This Settlement Agreement and Mutual Releases (the "Agreement") is made effective as of March 12, 2001 by and between Deutsche Financial Services Corporation ("DFS") and Aura Systems, Inc. ("Aura") with reference to the facts set forth below.

                                    RECITALS:

     A. On or about  April 1, 1999,  DFS filed Civil  Action No. CV  99-3551-GHK
(BQRX) (the "Civil Action") against Aura in the United States District Court, Central District of California, by which it alleged that Aura was indebted to DFS at the time of the filing of the complaint in the sum of $10,986,957.70 by reason of Aura's guarantee of indebtednesses owed to DFS by NewCom, Inc. ("NewCom"). DFS asserts that the principal amount of the indebtedness at this time is in excess of $8,000,000.00.

     B. Aura responded to the NewCom complaint, denying that any indebtedness whatsoever is owed by Aura to DFS.

     C. The Civil Action is now pending before the American Arbitration Association, Los Angeles, California office bearing Case No. 72 Y 150 00709 99.

     D. DFS and Aura, and each of them, now desire to settle and resolve once and for all each and every dispute between and among them including but not limited to the Civil Action, and for that reason enter into this Agreement upon the following terms and conditions.

SECTION 1.  Consideration.
            -------------

     1. On or before the expiration of the thirtieth (30th) day after the date of execution of this Agreement, Aura shall pay to DFS the sum of $250,000.00 cash and certificates evidencing 10,000,000 shares of stock in Aura (the "Shares").

     2. On August 1, 2001, Aura shall pay to DFS the sum of $50,000.00 cash.

     3. On September 3, 2001, Aura shall pay to DFS the sum of $50,000.00 cash.

     4. On or before June 1, 2001, Aura shall file with the Securities & Exchange Commission a Registration Statement under the Securities Act of 1933 (the "Act") whereby Aura shall seek to register the Shares (the "Registration Statement") and shall use its best efforts to cause the Registration Statement to become and continue to remain effective.

     a. This Registration Statement shall envision the registration of Shares for resale by DFS.

     b. Aura will utilize its best efforts to keep current and supplement as needed any information or filings necessary for the two (2) year period subsequent to the execution of this Agreement in order to make it possible for DFS to sell its Shares during this time period.

     c. Aura will furnish copies of any prospectus they maintain that DFS may request.

     d. Aura does expressly covenant to pay any and all expenses incurred as a result of the filing or maintaining any Registration Statements or other obligations necessary for DFS to be able to sell its Shares, but not selling expenses or commissions which DFS may incur.

     e. (1) To the extent permitted by law, Aura will indemnify and hold harmless DFS, its officers, directors and shareholders, any underwriter (as defined in the Act) for DFS and each person, if any, who controls DFS or any Aura underwriter within the meaning of the Act, as amended, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, any federal securities law, or any state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect hereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) with regard to the Registration Statement or any preliminary or final prospectus contained therein, any violation or alleged violation by Aura of the Act, any federal securities law, or any state securities law or any rule or regulation promulgated under the Act or any state securities law; and Aura will pay to DFS, its officers, directors and shareholders, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Aura (which consent shall not be unreasonably withheld), nor shall Aura be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by DFS, its officers, directors, shareholders, underwriter or controlling persons. (2) If the indemnification provided for in this Section 1 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     f. Aura covenants to immediately notify DFS at any time when a prospectus relating to the resale of the Shares by DFS is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     g. Aura agrees to qualify and or register in those states DFS may request in order to sell its Shares.

     h. Aura will provide any requested information or legal opinion of counsel as may be requested by any underwriter or broker of a DFS sale of Shares, at its expense.

SECTION 2.         Sale Of Shares.

     (a) DFS shall have no right whatsoever to in any way dispose of (including without limitation by sale, encumbrance, transfer or other) the Shares, except by sale on the public market as set forth below or by private placement of the Shares, subject to all restrictions and requirements stated in this Agreement. DFS' sale of the Shares shall be limited, as follows:

     (i) DFS shall sell no Shares whatsoever for a period of 120 days from the date of the execution of this Agreement.

     (ii) At no time shall more than 50,000 Shares be sold by any party, or any combination of parties thereof, on any given business day on the public market without the express written consent of Aura. Any private sale transaction shall include such terms and provisions as to maintain compliance with this section.

     (iii)DFS shall not sell more than 5,000,000 Shares on the public market during the period of 365 days commencing on the date of the execution of this Agreement.

     (iv) DFS shall not sell more than 5,000,000 Shares on the public market during the period commencing on the 366th day and concluding on the 730th day after the date of execution of this Agreement.

     (v) DFS' sale of the Shares through one or more private placements shall not be subject to any of the restrictions called for in this Section 2., other than any regulatory restriction that may apply. Any private sale purchaser from DFS or from another private sale purchaser shall be subject to the public and private sale restrictions and provisions agreed to in this Section 2 and the balance of this Agreement, including without limitation, the right of first refusal granted to Aura as described herein, the limitation on the sale of Shares on the public market and the Notice requirements stated in this Agreement. DFS shall provide Aura with a minimum of ten (10) business days written Notice of DFS' intent to transfer all or part of the Shares in any private placement. During that ten (10) day notice period, Aura shall have a right of first refusal to purchase the Shares on the same terms provided for in the private placement. The Notice to Aura shall contain all terms of the private placement and include a copy thereof. Aura shall announce its intention to exercise its right of first refusal by providing written Notice to DFS on or before the expiration of the fifth (5th) day after its receipt of the DFS Notice. Aura's failure to so do shall constitute a waiver of its first refusal right with regard to that private placement for which Notice was given.

     (b) On Tuesday of each week where DFS sells any of its Shares in the previous week, it will account to Aura in writing, which writing shall identify the date of each sale, the number of Shares sold in each sale transaction and the net sale proceeds paid or to be paid to DFS for each sale transaction.

SECTION 3.  Option To Purchase.
            ------------------

     During the period of 365 days commencing on the date of execution of the Agreement, Aura (or its designee) shall have the right, but not the responsibility, to purchase the remaining shares held by DFS on the date and time of delivery of notice to DFS of Aura's intention to so do, which purchase must be consummated by the payment by Aura to DFS in cash of the purchase price on or before the thirtieth business day after delivery of the notice. The purchase price for the remaining shares shall be that sum which, when added to the net sale proceeds theretofore received or to be received by DFS on its sale of Aura Shares, equals $10,000,000. Commencing on the 366th day after execution of this Agreement, Aura shall have the right, but not the responsibility, to purchase the remaining Shares held by DFS on the date and time of delivery of notice to DFS, for that sum which, when added to the net sale proceeds theretofore received or to be received by DFS on its sale of Aura Shares, equals $12,000,000. The purchase must be consummated by the payment by Aura to DFS in cash of the purchase price on or before the thirtieth business day after delivery of the notice.

SECTION 4.  Disposition Of NewCom Collateral.

     (a) DFS claims ownership or a perfected security interest in virtually all of the assets of NewCom as more specifically identified in those agreements between DFS and NewCom entitled Business Financing Agreement dated December 23, 1996, Agreement For Wholesale Financing dated April 16, 1997, Addendum to Business Financing Agreement and Agreement For Wholesale Financing dated April 16, 1997, and Amendment To Business Financing Agreement dated May 1, 1997 (collectively the "Security Documents"). From the date of the execution of this Agreement forward, any and all monies received by DFS as a result of its ownership of or security interest in the assets of NewCom less the costs and expenses incurred by DFS from the date of execution of this Agreement in the recovery of such monies, shall be held in trust by DFS for Aura, to be delivered to Aura along with an assignment of the DFS security interest on the occasion of the following:

     (i) The bid price for Aura stock shall have reached $.80 per share on 10 business days during the period of 365 days from the date of execution of the Agreement; or on and after the 366th day after the date of execution of the Agreement, the bid price for Aura stock shall have reached $1.00 per share on 10 business days,

     (ii) In the event Aura desires to prosecute or pursue a Newcom claim, asset or entitlement (hereinafter collectively or specifically referred to as an "Entitlement") which DFS has the right to prosecute or pursue, Aura or its designee may do so as the assignee of DFS so long as the pursuit thereof is without cost to DFS from and after the date or notice by Aura to DFS of its intention that Aura or its designee shall pursue said Entitlement. To the extent Aura or its designee recovers any funds from any Entitlement, it will hold such funds in trust for DFS where the requirements of Section 4(a) (i) are otherwise not met. Such funds will be paid to DFS on the 730th day after the date of the execution of this Agreement.

     (iii)Except as allowed in this Section 4., DFS shall not transfer its security interest in or ownership of any NewCom assets without the express written consent of Aura. DFS shall not resolve any Entitlement for less than its full value without first notifying Aura of its intention to so do and providing Aura with the opportunity to instead pursue the Entitlement at no further cost to DFS.

     (iv) From and after the date of execution of this Agreement, DFS shall account monthly on the first day of each month to Aura as to any monies received by DFS as a result of its ownership of or security interest in NewCom assets and the particular asset or assets from which the funds received were derived but only where DFS received any funds from an Entitlement in such previous month.

SECTION 5.  Representations And Warranties.

     (a) Aura represents and warrants to DFS as follows:

     (i) Aura is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to transact the business in which it is engaged and presently proposes to engage.

     (ii) Aura has all the power, authority and due capacity to issue and deliver the Shares pursuant to this Agreement. All corporate action on the part of Aura, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all Aura obligations hereunder and thereunder has been taken on or before the date hereof. This Agreement constitutes the valid and legally binding obligation of Aura enforceable against Aura in accordance with its terms.

     (iii)All of the Shares when delivered shall have been duly authorized, validly issued, fully paid and non-assessable.

     (iv) The Shares are free and clear of all liens or encumbrances.

     (v) No consent of any other party including without limitation shareholders or creditors of Aura and no consent, authorization, approval or other action and no notice to or filing with any governmental authority or regulatory body except as required hereunder is required either for the execution, delivery or performance of this Agreement by Aura.

     (b) DFS represents and warrants to Aura as follows:

     (i) DFS is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite corporate power and authority to own and use its properties and assets and to transact the business in which it is engaged and presently proposes to engage.

     (ii) The obligations of NewCom to DFS are valid and binding and secured by a valid and perfected first priority security interest in favor of DFS in all assets of NewCom specified in the Security Documents.

     (iii)Except for collateral heretofore sold, DFS has neither transferred nor assigned any portion of the indebtedness owed to it by NewCom or any collateral which secures the indebtedness to DFS.

     (iv) DFS shall timely take such actions as may be required to renew and continue the perfection of its security interest in the NewCom assets described in this Section 4.

     (v) DFS confirms that an investment in the Shares involves a high degree of risk, and it is able (i) to bear the economic risk of this investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment.

     (vi) DFS hereby represents that DFS, by reason of DFS' business or financial experience, has the capacity to protect DFS' own interests in connection with the transactions contemplated by this Agreement.

     (vii)DFS hereby acknowledges that in connection with the acquisition of the Shares DFS has been furnished by Aura with all information regarding Aura which DFS or its representative has requested, has been afforded the opportunity to ask questions of, and to receive answers from, duly authorized officers or other representatives of Aura concerning the terms and conditions of the Shares and the affairs of Aura and has received any additional information which such DFS or its representative has requested.

     (viii) DFS has relied solely upon its own independent investigation and Aura's representations in this Agreement in making the decision to acquire the Shares. To the extent deemed necessary or advisable by it, DFS has retained, at the sole expense of DFS, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of the acquisition of the Shares.

     (ix) DFS hereby acknowledges that the offer and sale of the Shares has not been reviewed by the U.S. Securities and Exchange Commission or any state regulatory authority, since the Offering is intended to be exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2). DFS shall not sell or otherwise transfer the Shares unless a subsequent disposition is registered under the Securities Act in accordance with this Agreement or is exempt from such registration.

     (x) DFS understands that the Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon DFS' investment intention. In this connection, DFS hereby represents that it is acquiring the Shares for its own account for investment and not with a view toward the resale or distribution to others or for resale, except in accordance with applicable securities laws.

     (xi) DFS understands that unless and until the Shares are registered, the Shares are subject to significant limitations on resale under applicable securities laws. DFS understands that reliance upon Rule 144 under the Securities Act for resale of the Shares requires, among other conditions, a one-year holding period prior to the resale (such resale after such one year holding period being further subject to sales volume limitations).

     (xii)DFS consents to the placement of two legends, or substantial equivalents thereof, set forth below on any certificate or other document evidencing the Shares, until such time as the Registration Statement becomes effective.

          (a) The legend below shall remain until the Shares are sold under the Registration or until two (2) years after the receipt of the Shares by DFS.

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS
               AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

          (b) The legend below shall remain until the Shares are sold on the public market in accordance with the terms of this Agreement.

               THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SETTLEMENT AGREEMENT AND MUTUAL RELEASE BETWEEN THE ISSUER AND DEUTSCHE FINANCIAL SERVICES CORPORATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

     (xiii) DFS is aware that Aura will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

SECTION 6.  Mutual General Releases.

     (a) Except for the obligations and representations set forth in or created by the provisions of Sections 1 through 4 hereof, DFS, on the one hand, and Aura, on the other hand, for themselves and for their respective beneficiaries, trustees, predecessors, officers, directors, shareholders, agents, heirs, representatives, attorneys, successors and assigns, and each of them, hereby unconditionally, irrevocably and forever release and discharge, each to the other, as well as their beneficiaries, trustees, predecessors, officers, directors, shareholders, agents, heirs, representatives, attorneys, successors and assigns, of and from any and all claims, demands, liabilities, causes of action, damages, losses, debts, obligations, agreements, fees and expenses of every kind and nature whatsoever, directly or indirectly, known or unknown, suspected or unsuspected, in law or in equity, which they or any of them ever had, now have or may have, from the beginning of time to the date upon which each releasing party has executed this Agreement, including but not limited to each and all of the claims asserted in the Civil Action.

     (b) DFS and Aura, and each of them, understand that there is risk that they may incur or have incurred losses, damages or injuries which are unknown or unanticipated or with regard to which they are mistaken at the time of the execution of this Agreement. Each releasing party, person and entity, and each of them, assumes said risks, and the releases contained herein shall apply contained herein shall apply to all unknown or unanticipated losses, damages and results as well as those known and/or anticipated. Each releasing party, person and entity, and each of them, acknowledges that they have been informed by their counsel of the provisions of Section 1542 of the California Civil Code and the applicability of those provisions to this Agreement and the release contained herein. Upon the advice of their respective counsel, they do hereby waive and relinquish all rights and benefits which they have or may have under said section which reads as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     (c) DFS and Aura, and each of them, acknowledge that they are aware that they may hereafter discover facts which are different from or in addition to those which they now know or believe to be true with respect to this Agreement or to the matters herein released, and they agree that this Agreement and the release contained herein shall be and remain in full force and effect in all respects notwithstanding any such different or additional facts.

SECTION 7.  Notices.

     Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by telecopier, overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed at the addresses herein furnished for such purpose. Any notice delivered personally or by telecopy shall be deemed to be received on the date of delivery or transmission by telecopy; any notice sent by overnight courier shall be deemed to be received one (1) business day after the date sent; and any notice mailed shall be deemed to be received on the date stamped on the receipt.

         Notice shall be delivered to the following persons.

         To Aura                           To DFS

         Michael Froch                     Deutsche Financial Services
         General Counsel                   Attn:  General Counsel
         Aura Systems, Inc.                645 Maryville Centre Drive, 2nd Floor
         2335 Alaska Avenue                St. Louis, Missouri  63141
         El Segundo, CA 90245              Fax: (314) 523-3190
         Fax: (310) 643-8719

SECTION 8.  Miscellaneous Provisions.

     (a) In the event that any provision of this Agreement should be held invalid or unenforceable for any reason, such provision shall be severed from this Agreement and shall not affect the remainder of this Agreement, which shall remain valid and in full force and effect.

     (b) The parties hereto shall cooperate and do everything reasonably necessary including, but without limitation, executing further documentation, to effectuate, complete or perform this Agreement in accordance with the terms hereof and the intent of the parties hereto.

     (c) This Agreement is a compromise and settlement of disputed claims and shall not be construed as an admission of liability by any of the parties hereto, each of whom expressly deny any liability as to the other.

     (d) This Agreement constitutes the only and the entire agreement of the parties hereto relating in any way to the settlement and release set forth herein. No other agreement, statement, promise or representation has been made or is relied upon except as expressly set forth herein. This Agreement can be modified only by a writing signed by the parties hereto.

     (e) In the event any action or proceeding is brought or filed to enforce, or to raise as a defense, or for breach of, any of the provisions of this Agreement, the prevailing party shall be entitled to recover all of his/her/its expenses including, but not limited to, attorneys' fees and costs incurred herein.

     (f) This Agreement and the performance hereof shall be construed under and governed by the laws of the State of California.

     (g) This Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     (h) This Agreement may be executed in one or more counterparts all of which, when taken together, shall constitute a single Agreement.

                                            AURA SYSTEMS, INC.

                                            By: /s/ Gerald S. Papazian
                                                 _______________________________
                                                     Gerald S. Papazian
                                                     Title: President


                                            DEUTSCHE FINANCIAL SERVICES, INC.


                                            By:  /s/ Michelle M. Woock
                                               _________________________________
                                                 Michelle M. Woock
                                                 V.P. of Operations